UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

VICTORIA DIVISION

In re:

§

Chapter 11

§

HII TECHNOLOGIES, INC., et al.

§

15-60070-H2-11 (DRJ)

Debtors

§

(Jointly Administered)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

McKool Smith, P.C.

600 Travis St., Suite 7000

Houston, TX 77002

Telephone: (713) 485-7300

Telecopy: (713) 485-7344

ATTORNEYS FOR DEBTORS

Dated: April 5, 2016

McKool 1171978v2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
VICTORIA DIVISION

In re:

§

Chapter 11

§

HII TECHNOLOGIES, INC., et al.1

§

15-60070-H2-11 (DRJ)

Debtors

§

(Jointly Administered)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

HII Technologies, Inc., Apache Energy Services, LLC, Aqua Handling of Texas, LLC, Sage Power Solutions, Inc., and Hamilton Investment Group Inc., the Debtors in the above-captioned jointly administered case, propose the following joint chapter 11 plan pursuant to section 1121(a) of title 11 of the United States Code for the resolution of outstanding Claims against and Equity Interests in each of the Debtors. Reference is made to the Disclosure Statement distributed with this Plan for a discussion of the Debtors’ history, businesses, assets, operations, risk factors, a summary and analysis of this Plan, and certain related matters. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, the Debtors respectfully reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to consummation.

SUBSTANTIVE CONSOLIDATION

The Plan is proposed as a joint chapter 11 plan for all of the Debtors. Claims against, and Equity Interests in, the Debtors (other than Administrative Expenses, DIP Lender Claims, and Priority Tax Claims) are classified in Article III and treated in Article IV.

The Plan is also a motion requesting that the Bankruptcy Court substantively consolidate the Debtors’ estates solely for the purposes of voting and making distributions, as more fully set forth below. The Plan must meet the requirements of section 1129 of the Bankruptcy Code with respect to the Debtors on a consolidated basis in order to be confirmed.

ARTICLE I

DEFINITIONS

Defined Terms. The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural, masculine and feminine forms of the terms defined).

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number,

are: (i) Apache Energy Services, LLC (4404); (ii) Aqua Handling of Texas, LLC (4480); (iii) HII Technologies, Inc. (3686); (iv) Sage Power Solutions, Inc. fka KMHVC, Inc. (1210); and (v) Hamilton Investment Group, Inc. (0150).

McKool 1171978v2

1.1

Administrative Expense means costs or expenses of administration of any of the Chapter 11 Cases allowed under section 503(b) and 507(a)(1) of the Bankruptcy Code that have not already been paid by the Debtors, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, and indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases, any compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors pursuant to section 1930, chapter 123 of title 28 of the United States Code, but excluding the DIP Lender Claims.

1.2

Allowed means with reference to any Claim, (a) any Claim against any Debtor that was listed by such Debtor in its Schedules, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim listed on the Schedules or evidenced by a timely filed proof of Claim, as to which no objection to allowance has been interposed in accordance with Section 7.1 of this Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, of the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (c) any Claim expressly allowed by a Final Order.

1.3

Avoidance Action means any action commenced, or that may be commenced, before or after the Effective Date pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code.

1.4

Ballot means the forms of ballot provided to holders of impaired Claims or Equity Interests pursuant to Bankruptcy Rule 3017(d), by which each holder may indicate acceptance or rejection of the Plan.

1.5

Bankruptcy Code means title 11 of the United States Code, as amended, as applicable to these Chapter 11 Cases.

1.6

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, or in the event such court ceases to exercise jurisdiction over the Chapter 11 Cases, the United States District Court for the Southern District of Texas or any adjunct thereof which comes to exercise jurisdiction over the Chapter 11 Cases.

1.7

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases, including applicable local rules of the Bankruptcy Court.

1.8

Bar Date means the applicable deadline for the assertion of a Claim in the Chapter 11 Cases.

McKool 1171978v2

1.9

Business Day means any day other than Saturday, Sunday, a legal holiday, or a day on which national banking institutions in New York, New York are required or authorized to close by law or executive order.

1.10

Cash means legal tender of the United States of America.

1.11

Causes of Action means the Avoidance Actions and any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims, and demands, all commercial tort claims and causes of actions, all claims and causes of actions against former employees, all claims and causes of actions for collection against customers, all claims and causes of actions against the Hamiltons, One Flow, and Water Transfer, all insurance claims and causes of actions for stolen property, whether known or unknown, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part on any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.  Causes of Action shall expressly include, without limitation, those causes of action described in section 21.12 of the Disclosure Statement.

1.12

Chapter 11 Cases means the following cases initiated by the Debtors under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas: Case No. 15-60069, Case No. 15-60070, Case No. 15-60071, Case No. 15-60072, and Case No. 15-60073, jointly-administered under Case No. 15-60070.

1.13

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.14

Class means any group of Claims or Equity Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code.

1.15

Collateral means all present or future, pre-petition and post-petition, existing and after acquired real and personal, tangible and intangible assets of the Debtors, including without limitation, all cash, cash equivalents, deposit accounts, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, licensing agreements, securities (whether or not marketable), equipment, leases, leasehold interests, fixtures, real property interests, franchise rights, patents, trademarks, tradenames, copyrights, intellectual property, general intangibles (including without limitation, all known or unknown claims, Causes of Action, or choses in action under applicable federal and state law), all known or unknown commercial tort claims and Causes of Action and all proceeds thereof, all claims against former employees and all proceeds thereof, all claims for collection against customers and all proceeds thereof, all claims against the Hamiltons, One Flow, and Water Transfer and all proceeds thereof, all insurance claims for stolen property and all proceeds thereof, all Causes of Actions and claims (whether asserted now or after the Petition Date) under the Debtors’ existing directors and officers insurance policies and all insurance or other proceeds thereof, all claims and proceeds of actions of the Debtors or their estates under sections 502, 544, 547, 548, 549, 550 , 551, 553 and 724(a) of the Bankruptcy Code and all avoidance actions under applicable state law and all proceeds thereof; supporting obligations, letters of credit, letter-of-credit rights, investment property, and all cash or non-cash proceeds, products, offspring, substitutions, and accessions of any of the foregoing, wherever located, whether now or hereafter existing, whether presently owned or hereafter acquired, of every kind and description.

McKool 1171978v2

1.16

Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.17

Confirmation Date means the date of entry of the Confirmation Order.

1.18

Confirmation Hearing means the hearing to be conducted by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3020(b) to consider confirmation of the Plan, as the same may be continued from time to time.

1.19

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.20

Convenience Claim means a Claim held by a holder of a General Unsecured Claim (i) in the amount of $1,000, or less, or (ii) who has a Claim in an amount greater than $1000, but has elected to reduce the amount of their to $1,000 and to have their Claim treated as a Convenience Claim under Class 3.

1.21

Debtors means Apache Energy Services, LLC, Aqua Handling of Texas, LLC, HII Technologies, Inc., Sage Power Solutions, Inc. fka KMHVC, Inc., and Hamilton Investment Group, Inc.

1.22

DIP Agent means McLarty Capital Partners SBIC, L.P., in its capacity as the agent for the DIP Lenders under the DIP Facility.

1.23

DIP Facility means the loan facility described in paragraph I of the DIP Order.

1.24

DIP Lenders means Heartland Bank and McLarty Capital Partners SBIC, L.P., in their capacity as lenders under the DIP Facility approved pursuant to the DIP Order.

1.25

DIP Lender Claims means all Claims in favor of the DIP Lenders arising under the DIP Order, including, without limitation, the Super Priority Administrative Expense granted to the DIP Lenders under 11 U.S.C. § 364(c)(1) pursuant to paragraph 11 of the DIP Order and all out of pocket expenses, including, without limitation, legal fees and expenses, incurred and recoverable by the DIP Lenders in accordance with paragraph 18(e) of the DIP Order.  The DIP Lender Claims are comprised of the Postpetition Obligations and the Roll-Up Obligations, treated as described in Section 2.4.

1.26

DIP Lenders Beneficial Trust Interest means a fifty-five percent (55%) beneficial interest in the Litigation Trust and Litigation Trust Assets, paid in accordance with the Waterfall.

1.27

DIP Order means that certain order of the Bankruptcy Court entered on October 14, 2015, as docket number 149.

1.28

Disclosure Statement means the written statement, as amended, supplemented, or modified from time to time, describing the Plan that is approved and distributed in accordance with section 1125 of the Bankruptcy Code.

McKool 1171978v2

1.29

Disputed means, with respect to any Claim that has not been Allowed pursuant to the Plan or a Final Order,

(a)

if no proof of Claim has been filed by the applicable deadline: a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

(b)

if a proof of Claim or request for payment of an Administrative Expense has been filed by the applicable deadline: a Claim for which a timely objection or request for estimation is interposed by the Debtors or any other party in interest which has not been withdrawn or determined by a Final Order.

Any Claim expressly allowed by a Final Order shall be an Allowed Claim, not a Disputed Claim.

1.30

Disputed Claims Reserve means, as applicable, (i) the Cash reserve established by Reorganized HIIT for payment of Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed Secured Claims and Disputed Priority Non-Tax Claims, and (ii) that portion of the Litigation Trust Assets reserved by the Litigation Trustee for Disputed General Unsecured Claims.

1.31

Distributable Cash means any and all Cash held by the Debtors on the Effective Date after reserving for (i) the Initial Litigation Trust Administrative Cash, (ii) the Disputed Claims Reserve, and (iii) the payment of all Administrative Expenses (other the DIP Lender Claims), Secured Claims, Priority Non-Tax Claims and Priority Tax Claims.

1.32

Distributable Trust Cash means at any given time after the Postpetition Obligations and the Initial Litigation Trust Administrative Cash have been paid in full in accordance with the Waterfall, Cash in the Litigation Trust net of the Litigation Trust Administrative Cash..

1.33

Distribution Record Date means (i) the Effective Date with respect to those Claims for which the Bar Date has passed by the time of the Effective Date, or (ii) the date on which a proof of claim or application for allowance of an Administrative Expense is filed to evidence a Claim with respect to those Claims for which the Bar Date has not passed by the time of the Effective Date.

1.34

Effective Date means the first Business Day on or after the Confirmation Date specified by the Debtors on which all conditions to the effectiveness of the Plan in Section 9.2 have been satisfied or waived. The Reorganized Debtors shall file a notice of the Effective Date with the Bankruptcy Court and the Securities and Exchange Commission.

1.35

Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferrable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

McKool 1171978v2

1.36

Estates means the bankruptcy estates of the Debtors.

1.37

Final Order means an order or judgment of the Bankruptcy Court or any other court or adjudicative body which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired. The susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.38

General Unsecured Claim means any Claim against any of the Debtors that is not an Administrative Expense, DIP Lender Claim, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, the Mulliniks/Cox Priority Claims, a Convenience Claim or a Subordinated Claim.

1.39

Initial Litigation Trust Administrative Cash means an amount of Cash not to exceed $500,000.  The actual amount of Initial Litigation Trust Administrative Cash will be set forth in the Litigation Trust Agreement.

1.40

Lien means any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any asset or property of the Debtors contemplated by section 101(37) of the Bankruptcy Code.

1.41

Litigation Trust means the trust established pursuant to the Plan and the Litigation Trust Agreement.

1.42

Litigation Trustee means the entity appointed by the Debtors, with the consent of the DIP Lenders and the Committee, to serve as administrator of the Litigation Trust. The identity of the Litigation Trustee will be disclosed in the Plan Supplement.

1.43

Litigation Trust Administrative Cash means the Cash held and maintained by the Litigation Trustee for the purpose of paying the expenses incurred by the Litigation Trustee (including fees and expenses for professionals retained by the Litigation Trust) in connection with the Litigation Trust and any obligations imposed on the Litigation Trustee or the Litigation Trust, including expenses relating to the performance of the Litigation Trustee’s obligations under the Litigation Trust Agreement.

1.44

Litigation Trust Assets means all Causes of Action transferred by the Debtors and their Estates to the Litigation Trust on the Effective Date, and any proceeds thereof, and the Litigation Trust Administrative Cash.

1.45

Litigation Trust Agreement means that certain trust agreement to be executed by the Debtors and the Litigation Trustee, substantially in the form included in the Plan

McKool 1171978v2

Supplement, which must be satisfactory to the Committee and the DIP Lenders in form and substance.

1.46

Litigation Trust Beneficiaries means the DIP Lenders to the extent provided in section 2.4 of the Plan, the holders of the Allowed Mulliniks/Cox Priority Claims to the extent provided in section 4.3 of the Plan, and the holders of Allowed General Unsecured Claims to the extent provided in section 4.5 of the Plan.

1.47

Litigation Trust Representatives means the two representatives, one selected by the Committee and one selected by the DIP Lenders, responsible for assisting the Litigation Trustee in the management of the Litigation Trust pursuant to section 6.3(f).

1.48

Magna Secured Claims means, to the extent they are Allowed Secured Claims, all Claims in favor of Magna Equities II, LLC (“Magna”) secured by all of the Debtor’s right, title, and in interest in and to all Accounts (as defined in the DIP Order) arising on or after July 23, 2015 to secure the payment of amounts loaned under the Fourth and Fifth Modifications (as defined in the DIP Order), which as of the Petition Date totaled approximately $108,329.60.

1.49

Mediated Settlement Agreement means the Mediated Settlement Agreement dated February 29, 2016 attached to the Disclosure Statement as Schedule H, which memorializes the compromise and settlement between Brent Mulliniks, Billy Cox, Jr., the Ad Hoc Committee of Unsecured Creditors of Apache Energy Services, the Debtors, the DIP Lenders, and the Committee.

1.50

Mulliniks/Cox Priority Claims means the Allowed priority Claims of Brent Mulliniks and Billy Cox, Jr. described in section 4.3 of this Plan.

1.51

New HIIT Common Stock means common stock, or the warrants redeemable for common stock, of Reorganized HIIT issued on the Effective Date in accordance with section 6.4 of the Plan.

1.52

New HIIT Preferred Convertible Stock means convertible participating and voting preferred stock of Reorganized HIIT with a dividend that will be specified in the Plan Supplement, convertible into 95% of the New HIIT Common Stock, issued on the Effective Date in accordance with section 6.4 of the Plan.  An exemplar of the terms of offering is attached as Schedule 1.49, but the actual terms of offering could vary in nonmaterial terms from the Schedule.

1.53

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.54

Petition Date means September 18, 2015.

1.55

Plan means this chapter 11 plan, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

McKool 1171978v2

1.56

Plan Supplement means the forms of documents effectuating the transactions contemplated by this Plan, including the Litigation Trust Agreement, which documents shall be filed with the Bankruptcy Court no later than ten (10) days prior to the Confirmation Hearing.

1.57

Postpetition Obligations means the outstanding, unpaid balance of the DIP Lender Claims, excluding only those amounts advanced to or incurred by the Debtors under the Roll-Up Loan (as defined in the DIP Order) and postpetition interest on the Roll-Up Loan.

1.58

Priority Non-Tax Claim means any Claim, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment under sections 507(a)(3), (4), (5), (6) (7), or (9) of the Bankruptcy Code.

1.59

Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in section 502(i) and 507(a)(8) of the Bankruptcy Code.

1.60

Pro Rata Share means the ratio (expressed as a percentage) of (i) the amount of any Allowed Claim in a particular Class to (ii) the sum of (x) the aggregate amount of all Allowed Claims in such Class and (y) the aggregate amount of Disputed Claims in Such Class.

1.61

Rejection Claim means any Claim arising under a lease or executory contract that the Debtors have rejected or will reject pursuant to section 365 of the Bankruptcy Code, including but not limited to any Claim arising under section 502(g) of the Bankruptcy Code as a consequence of such rejection, reduced by the limitations on such Claim provided by section 502(b)(6) of the Bankruptcy Code and any limitations on such Claim provided by applicable non-bankruptcy law.

1.62

Reorganized Debtors means the Debtors from and after the Effective Date.

1.63

Reorganized HIIT means the Debtor HII Technologies, Inc. from and after the Effective Date.

1.64

Roll-Up Obligations means that portion of the DIP Lenders Claims arising from advanced to or incurred by the Debtors under the Roll-Up Loan (as defined in the DIP Order) and postpetition interest on the Roll-Up Loan.

1.65

Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules or statements may be amended through the Confirmation Date.

1.66

Secured Claim means any Claim, other than DIP Lender Claims or the Subordinated Secured Seller Note Claims, (i) secured by Collateral, to the extent of the value of such Collateral (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any valid rights of setoff of the holder under section 553 of the Bankruptcy Code.

1.67

SEC  means the Securities and Exchange Commission of the United States.

McKool 1171978v2

1.68

Security has the meaning set forth in section 101(49) of the Bankruptcy Code.

1.69

Subordinated Secured Seller Note Claim means any Claim arising from those certain subordinated secured promissory notes described below, which were subordinated (both in order of payment and liens) by agreement between those holders of Claims and the DIP Lenders:

(a)

Chris George, as payee, under that certain Subordinated Secured Promissory Note, dated November 12, 2013, in the principal amount of $245,000.00;

(b)

Brent Mulliniks, as payee, under that certain Subordinated Secured Promissory Note, dated September 27, 2012, in the principal amount of $650,000.00;

(c)

Branden Brewer, as payee, under that certain Subordinated Secured Promissory Note, dated November 12, 2013, in the principal amount of $255,000.00; and

(d)

Billy Cox, as payee, under that certain Subordinated Secured Promissory Note, dated September 27, 2012.

1.70

Solicitation Procedures means the procedures relating to the solicitation and tabulation of votes with respect to the Plan.

1.71

Subordinated Claim means any Claim that is subject to (i) subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for or arising from the rescission of a purchase, sale, issuance, or offer of a Security of any Debtor; for damages arising from the purchase or sale of such a Security; or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim; or (ii) equitable subordination as determined by the Bankruptcy Court in a Final Order.

1.72

Unsecured Creditor Beneficial Trust Interest means a forty-five percent (45%) beneficial interest in the Litigation Trust and Litigation Trust Assets, paid in accordance with the Waterfall.

1.73

Voting Deadline means the date set by the Bankruptcy Court by which all completed Ballots must be received.

1.74

Waterfall means the order of priority of payments from the Litigation Trust to the Litigation Trust Beneficiaries under the Plan, described as follows:

(1) the first distributions will be paid to the DIP Lenders to repay the Postpetition Obligations and the Initial Litigation Trust Administrative Cash, in an amount not to cumulatively exceed $500,000;

(2) then up to $150,000 is to be paid on account of the Allowed Mulliniks/Cox Priority Claims, in accordance with Section 4.3 of the Plan and the Mediated Settlement Agreement;

McKool 1171978v2

(3) then up to $500,000 to be paid to the DIP Lenders on account of the Initial Litigation Trust Administrative Cash to the extent amounts funded for the Postpetition Obligations and the Initial Litigation Trust Administrative Cash exceed $500,000 and are unpaid under subsection (1); and

(4) finally a division of all remaining Distributable Trust Cash as follows: (i) fifty-five percent (55%) on account the DIP Lenders Beneficial Trust Interest and (ii) forty-five percent (45%) on account of the Unsecured Creditor Beneficial Trust Interest, as provided in Section 2.4(b) and Section 4.5., respectively.

MISCELLANEOUS INTERPRETIVE PROVISIONS

1.75

Exhibits. All exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

1.76

Interpretation. Unless otherwise specified, all section, article and exhibit references in this Plan are to the respective section in, article of, or exhibit to, the Plan as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience and reference only and shall not limit or otherwise affect the provisions hereof.

1.77

Plan Controls. Except as set forth in Section 6.3, in the event of an inconsistency between the Plan and the Disclosure Statement or the Plan Supplement, the Plan shall control.  In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order controls, however, the Plan must incorporate the Mediated Settlement Agreement.

1.78

Other Terms. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan.

ARTICLE II

ADMINISTRATIVE EXPENSES

AND PRIORITY TAX CLAIMS

2.1

Administrative Expenses.

(a)

Administrative Expenses Bar Date.  Except for the DIP Lenders’ administrative expenses granted under the Final DIP Order, the holder of any Administrative Expense other than (i) a Claim for Compensation or Reimbursement set forth in section 2.2 below, (ii) a liability incurred and paid in the ordinary course of business by the Debtor, (iii) an Allowed Administrative Expense; or, (iv) an administrative expense of a governmental unit within the scope of section 503(b)(1)(D), must file with the Bankruptcy Court and serve notice of such Administrative Expense within 30 days after the Confirmation Date.  At a minimum, such notice must identify (i) the name of the holder of such Claim, (ii) the amount of such Claim, and (iii) the basis of such Claim.  FAILURE TO FILE THIS NOTICE TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE BEING FOREVER BARRED AND DISCHARGED.

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(b)

Except to the extent a holder of an Allowed Administrative Expense agrees to a different treatment, and subject to the provisions of section 2.2 of the Plan (if applicable), on the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall pay to each holder of an Allowed Administrative Expense, in full satisfaction of such Allowed Administrative Expense, an amount of Cash equal to the Allowed amount of such Administrative Expense.

2.2

Compensation and Reimbursement Claims. All Persons seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 503(b)(2), 503(b)(3), or 503(b)(4) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for service rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date, and (ii) shall be paid in full such amounts as are allowed by the Bankruptcy Court (A) within 7 days of the date on which the order relating to any such Administrative Expenses is entered or (B) upon such other terms as may be mutually agreed upon between the holder of such Administrative Expense and the Reorganized Debtors.

2.3

Priority Tax Claims. Except to the extent a holder of an Allowed Priority Tax Claim agrees to a different treatment,1 no later than 30 days after the Confirmation Order is entered, the Reorganized Debtors shall pay to each holder of an Allowed Priority Tax Claim, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim.

With respect to the Internal Revenue Service’s Priority Tax Claim, the debt owed by the Debtor(s) to the Internal Revenue Service (IRS) is nondischargeable, except as otherwise provided for in the Bankruptcy Code. If the Debtor(s) should default, the IRS is not subject to the provisions of the Bankruptcy Code and may pursue any applicable rights and remedies to collect under State or Federal law.  If there is a default to any provisions to the IRS, the IRS will send written notice to the Debtor(s). The Debtor(s) must cure the default within 15 days of the date of the notice.  If not cured, the full liability will be due and owing.  The Debtor(s) will be issued no more than two (2) notices of default from the IRS; the third (3rd) default cannot be cured.        The period of limitations on collection remains suspended under 26 U.S.C. § 6503(h) for tax periods being paid under the Plan and terminates on the earlier of (1) completion of all required payments to the IRS; or (2) 30 days after the date of the demand letter for which the debtor failed to cure the default. Plan payments must be made by check or money order made payable to:  U.S. Treasury.  Each payment must include the following identifying information:   Petition number and Tax ID.  Plan payments must be mailed to:

Internal Revenue Service

Mail Stop #5026AUS

300 E. 8th Street

Austin, Texas 78701

2 Such as the compromise with the Texas Comptroller regarding sales and franchise taxes, approved by order of the Bankruptcy Court (docket 337).

McKool 1171978v2

2.4

DIP Lender Claims.

The DIP Lender Claims shall be satisfied in the following manner:

(a)

Satisfaction of Postpetition Obligations.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall distribute to the DIP Agent for the benefit of the DIP Lenders all Distributable Cash, which shall be applied by the DIP Agent, first, towards the satisfaction of Postpetition Obligations.  In the event that the full amount of the Postpetition Obligations is not satisfied from the Distributable Cash, then from and after the Effective Date, and until such time as the Postpetition Obligations have been paid in full, and after the payment of the Initial Litigation Trust Administrative Cash, the Litigation Trustee shall distribute all proceeds of the Causes of Action to pay the Postpetition Obligations, until such time as they are paid in full.  After the Postpetition Obligations and the Initial Litigation Trust Administrative Cash have been repaid in full in accordance with the Waterfall, proceeds of Causes of Action shall be paid to the Litigation Trust Beneficiaries in accordance with the Waterfall and as provided in section 2.4, 4.3, 4.4, or 4.5, as the case may be.

(b)

Satisfaction of Roll-Up Obligations.  On the Effective Date, or as soon thereafter as is reasonably practicable, in satisfaction of the DIP Lender Claims (except as provided in sections 2.4(a) above): (i) Reorganized HIIT shall issue the New HIIT Preferred Convertible Stock to the DIP Agent for the benefit of the DIP Lenders; and (ii) the DIP Agent for the benefit of the DIP Lenders shall receive a fifty-five percent (55%) beneficial interest in the Litigation Trust and the Litigation Trust Assets, in accordance with the Waterfall, on account of which the DIP Agent for the benefit of the DIP Lenders shall receive, as soon as is reasonably practicable after the Litigation Trustee, from time to time, determines that there is sufficient Distributable Trust Cash to make a distribution to Litigation Trust Beneficiaries, its share of such Distributable Trust Cash based upon such fifty-five percent (55%) beneficial interest, in accordance with the Waterfall.

(c)

Reduction of DIP Lender Claims.

(1)

Insurance Proceeds Attributable to Collateral.  From and after the Effective Date, to the extent that any insurance proceeds attributable to Collateral securing the DIP Lender Claims are recovered/recoverable, the DIP Agent for the benefit of the DIP Lenders shall be entitled to receive such insurance proceeds directly from the applicable insurance carrier (and to the extent received by the Reorganized Debtors or the Litigation Trustee shall be immediately paid by the Reorganized Debtors or Litigation Trustee, as applicable, to the Heartland Bank for the benefit of the lenders under the APA), but only to the extent of the value of the DIP Lenders’ interest in such Collateral, and in no event shall the DIP Lenders receive more than 100% of the value of their interest in the Collateral from any source or set of sources.  The DIP Lender Claims shall be reduced dollar-for-dollar, for insurance proceeds paid to Heartland Bank under this section.  In the event of any dispute regarding application of insurance proceeds, the Bankruptcy Court shall be the exclusive forum within which to resolve such dispute.

(2)

APA Receivables. From and after the Effective Date, to the extent that receivables sold pursuant to the Prepetition A/R Agreement (as defined in the DIP Order) are

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collected by Reorganized HIIT or the Litigation Trust, such proceeds shall be immediately paid to Heartland Bank (as agent and designated payee of the DIP Lenders for further credit to the Lenders under the APA), and the DIP Lenders that were APA Lenders shall have their claim reduced dollar-for-dollar, for proceeds paid to Heartland Bank under this section.  In the event of any dispute regarding application of proceeds from APA Receivables, the Bankruptcy Court shall be the exclusive forum within which to resolve such dispute.

(3)    Recoveries Under Subordination Agreements.  Any proceeds that the DIP Lenders receive on a final, indefeasible, non-appealable basis from enforcement of the subordination agreements with Holders of the Subordinated Secured Seller Notes reduce the DIP Lender Claims dollar-for-dollar.

(d)

Retention of Liens.  The DIP Lenders shall retain their Liens on Collateral until such time as the Postpetition Obligations and the Initial Litigation Trust Administrative Cash are paid in accordance with the Waterfall, at which time the DIP Lenders Liens shall be released.  If requested by the Litigation Trustee, the DIP Lenders shall file all necessary documents to evidence the release of Liens on the Collateral.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Secured Claims	Unimpaired	No (deemed to accept)
Class 2	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2a	Mulliniks/Cox Priority Claims	Unimpaired	No (deemed to accept)
Class 3	Convenience Claims	Impaired	Yes
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Subordinated Claims	Impaired	No (deemed to reject)
Class 6	Equity Interests	Impaired	No (deemed to reject)

For convenience of identification, Allowed Claims in Class 1 are shown above as a single Class. As set forth in Article IV, below, Class 1 is actually a group of subclasses, depending on the underlying circumstances of such Allowed Claims, and each subclass is treated as a distinct Class for voting and distribution purposes.

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1

Class 1 – Secured Claims.

(a)

Class 1(a) – Magna Secured Claims.  To the extent the Magna Secured Claim has an Allowed Secured Claim, and except to the extent the holder agrees to a different

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treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of the Magna Secured Claim shall receive in full satisfaction of such Claim, Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim—including, for the avoidance of doubt, contract interest.  The Liens securing such Allowed Magna Secured Claim shall be deemed released upon payment in accordance with such clause.  To the extent Magna’s Claims are determined to be unsecured by Final Order, such unsecured Claims will be treated under Class 4.

(b)

Class 1(b) – Subordinated Secured Seller Note Claims.  To the extent (i) each of the Subordinated Secured Seller Notes has an Allowed Secured Claim, and (ii) after payment in full of the DIP Lender Claims, the holders of Subordinated Secured Seller Note Claims shall be treated as follows:

except to the extent a holder of an Allowed Subordinated Secured Seller Note Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of a Subordinated Secured Seller Note Claim shall receive, at the option of the Reorganized Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of Collateral securing such Allowed Subordinated Secured Seller Note Claim, (iii) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Claim is entitled, or (iv) such other distribution as necessary to satisfy the requirement of section 1129 of the Bankruptcy Code.  In the event a Subordinated Secured Seller Note Claim is treated under clause (i) of this section, the Liens securing such Claim will be released upon payment in accordance with such clause.  To the extent a Subordinated Secured Seller Note Claim is determined to be unsecured, such unsecured Claim will be treated under Class 4.

Notwithstanding the foregoing, Notwithstanding the foregoing, Brent Mulliniks and Billy Cox will receive no distribution on account of their respective Subordinated Seller Note Claims, which are discharged under this Plan, and the Liens securing such Claims will be released and discharged on the Effective Date. All Claims held by Mr. Mulliniks and Mr. Cox are treated as provided in Section 4.3 of this Plan and the Mediated Settlement Agreement.

(a)

Class 1(c) – Other Secured Claims. To the extent Allowed as a Secured Claim, and except to the extent a holder of an Allowed Secured Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of a Secured Claim shall receive, at the option of the Reorganized Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of Collateral securing such Allowed Secured Claim, (iii) the return of the Collateral securing such Allowed Secured Claims (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Claim is entitled, or (v) such other distribution as necessary to satisfy the requirement of section 1129 of the Bankruptcy Code. In the event a Secured Claim is treated under clause (i) or (iii) of this section, the Liens securing such Claim will be released upon payment in accordance with such clause.  To the extent an Other Secured Claim is determined to be unsecured, such unsecured Claim will be treated under Class 4.

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(b)

Notwithstanding the foregoing, to the extent that any insurance proceeds attributable to Collateral securing an Allowed Class 1(a), (b) or (c) Secured Claim are recovered/recoverable, the holder of such Allowed Secured Claim shall be entitled to receive such insurance proceeds directly from the applicable insurance carrier (and to the extent received by the Reorganized Debtors or the Litigation Trustee shall be immediately paid by the Reorganized Debtors or Litigation Trustee, as applicable, to such holder), but only to the extent of the value of the holder’s interest in such Collateral, and in no event shall the holder of an Allowed Secured Claim receive more than 100% of the value of its interest in the Collateral from any source or set of sources.  In the event of any dispute regarding application of insurance proceeds, the Bankruptcy Court shall be the exclusive forum within which to resolve such dispute.

4.2

Class 2 – Priority Non-Tax Claims. Except to the extent a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the Effective Date, or as soon thereafter as is reasonably practicable, each such holder shall receive, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim.

4.3

Class 2a:  Mulliniks/Cox Priority Claims (based on the Mediated Settlement Agreement)

All Claims of Billy Cox, Jr. and Brent Mulliniks relating to any of the Debtors (including without limitation the Subordinated Seller Note Claims held by Mr. Cox and Mr. Mulliniks) shall be dealt with only as set forth in the Mediated Settlement Agreement  and this Section 4.3.  To the extent this Plan conflicts with Mediated Settlement Agreement regarding the treatment of the Claims of Mr. Cox and Mr. Mulliniks, the Mediated Settlement Agreement controls that treatment.

Brent Mulliniks and Billy Cox, Jr. shall be  Allowed the Mulliniks/Cox Priority Claims totaling, collectively, $150,000, with such Mulliniks/Cox Priority Claim of Brent Mulliniks totaling $75,000.00, individually, and such Mulliniks/Cox Priority Claim of Billy Cox, Jr. totaling $ 75,000.00.

The Mulliniks/Cox Priority Claims shall be Class 2a under this Plan and shall only be enforceable against the Chapter 11 estates through a confirmed Chapter 11 Plan. On the Effective Date, and in full satisfaction of the Mulliniks/Cox Priority Claims, Billy Cox and Brent Mulliniks shall receive priority beneficial interests in the Litigation Trust; provided, however, that no distribution shall be made on account of such priority beneficial interests until all of the Chapter 11 Estates’ claims against Brent Mulliniks and Billy Cox, Jr. have been fully resolved, through judgment, settlement or, or otherwise.

The Litigation Trustee will reserve the first $150,000 received by the Litigation Trust after payment of all Postpetition Obligations and advances to the Litigation Trust (but in no event to cumulatively exceed $500,000).  Immediately after the final resolution (whether by way of settlement or entry of a final and non-appealable judgment) of all of the claims of the Chapter 11 Estates asserted against Billy Cox, Jr. and Brent Mulliniks by the Litigation Trust, the Litigation Trustee will distribute

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to Mr. Cox and Mr. Mulliniks the $150,000 reserved for distribution on account of  such priority beneficial interest of Mr. Cox and Mr. Mulliniks in accordance with their respective Mulliniks/Cox Priority Claims, minus the amount of any final and non-appealable judgment obtained by the Litigation Trust against  Mr. Cox and  Mr. Mulliniks, respectively, for which there are inadequate or no insurance proceeds available to pay such a judgment.

Billy Cox, Jr. and Brent Mulliniks’ right to a distribution on account of their priority beneficial interests in the Litigation Trust is senior to the right of any other holder (but subject to an amount up to $500,000 as described earlier in this section 4.3) of a beneficial interest in the Litigation Trust to receive distributions from the Litigation Trust in accordance with the Waterfall and is subject only to the offset for judgment(s) obtained against  Mr. Cox and  Mr. Mulliniks and settlement payments as described in this section 4.3.

The Litigation Trust will be vested with, and pending distribution of the $150,000.00 (subject to the offset above) will not divest itself of (but, of course, may retain contingency fee counsel on standard terms), all litigation rights and Causes of Action of the Chapter 11 Estates, including without limitation all matters disclosed in the Disclosure Statement.  Accordingly, collections from fraudulent conveyances, preferences, breach of fiduciary duty suits and all other matters will be placed into the Litigation Trust for distribution as set forth in this Plan, and the right of Mr. Cox and Mr. Mulliniks to the distribution of the first $150,000 received by the Litigation Trust may offset, but not otherwise release or discharge, any Causes of Action of the Litigation Trust.

4.4

Class 3 – Convenience Claims.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Convenience Class Claim shall receive, in full satisfaction of such Claim, Cash in an amount equal to fifty percent (50%) of the unpaid amount of such Claim.

4.5

Class 4 – General Unsecured Claims.  In accordance with sections 6.3(j) and 6.4, below, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction of such Claim: (i) its Pro Rata Share of 5% of the New HIIT Common Stock; and (ii) its Pro Rata Share of the Unsecured Creditor Beneficial Trust Interest, in accordance with the Waterfall on account of which such holder shall receive, as soon as is reasonably practicable after the Litigation Trustee, from time to time, determines that there is sufficient Distributable Trust Cash to make a distribution to Litigation Trust Beneficiaries, its Pro Rata Share of such Distributable Trust Cash based upon such Pro Rata Share of the Unsecured Creditor Beneficial Trust Interest in accordance with the Waterfall; provided, however, that the maximum amount recoverable by holders of Allowed General Unsecured Claims shall be the Allowed amount of such Claims, without interest.

4.6

Class 5 – Subordinated Claims.  Holders of Subordinated Claims will not receive any property or distribution on account of their Claims; nor will they retain any claim against the Debtors, their Estates, the Reorganized Debtors, or the Litigation Trust.  Each holder of an Allowed Claim in Class 5 shall be deemed to reject the Plan.

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4.7

Class 6 – Equity Interests. All prepetition Equity Interests in HIIT Technologies, Inc. shall be cancelled on the Effective Date. Each holder of an Equity Interest in HII Technologies, Inc. shall neither receive nor retain any property or interest on account of such Equity Interest.  Reorganized HIIT shall retain its Equity Interests in the remaining Reorganized Debtors.

ARTICLE V

PROVISIONS GOVERNING DISTRIBUTIONS

5.1

Distribution Record Date.  As of the close of business on the applicable Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or Reorganized Debtors, or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  All distributions made on account of Claims pursuant to the terms of this Plan shall be made to the record holders of such Claims as of the applicable Distribution Record Date.

5.2

Method of Distributions Under the Plan.

(a)

Payments and Transfers on the Effective Date.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall (i) remit to holders of Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Secured Claims and Allowed Convenience Claims an amount in Cash equal to the Allowed amount of such Claims, (ii) remit all Distributable Cash to the DIP Agent for the benefit of the DIP Lenders, and (iii) transfer the Litigation Trust Assets to the Litigation Trust free and clear of all Liens, Claims and encumbrances, but subject to any obligations imposed by this Plan and the Litigation Trust Agreement.  Beginning ninety days (90) days after the Effective Date, and continuing every ninety (90) days thereafter for each period in which it makes a payment under the Plan, Reorganized HIIT shall provide an accounting to the Litigation Trustee of all payments made under the Plan.

(b)

Distributions of Cash. At the option of the Reorganized Debtors or the Litigation Trustee, as applicable, any Cash payment to be made under the Plan or the Litigation Trust, as applicable, may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

5.3

Delivery of Distributions and Undeliverable Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or Reorganized Debtors or their agents or in a letter of transmittal unless the Reorganized Debtors or the Litigation Trustee, as applicable, have/has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtors or the Litigation Trustee, as applicable, are/is notified of such holder’s then-current address, at which time all missed distributions shall be made to such holder, without interest. All demands for undeliverable distributions shall be made on or before

McKool 1171978v2

ninety (90) days after the date such undeliverable distribution was initially made. Thereafter, the amount represented by such undeliverable distribution shall irrevocably revert to the Reorganized Debtors or the Litigation Trust, as applicable, and any Claim in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Reorganized Debtors or the Litigation Trust, and their respective property.

5.4

Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution under the Plan and all related agreements shall be subject to any such holding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Notwithstanding the foregoing, each holder of an Allowed Claim or Equity Interest that receives a distribution under the Plan shall have responsibility for any taxes imposed by any governmental unit, including income, withholding, and other taxes, on account of such distribution.  The aggregate consideration to be distributed to holders of Claims in each Class will be allocated first to the principal amount of such Claim, with any excess allocated to untaxed interest that accrued on such Claim, if any.

5.5

Time Bar to Cash Payments. Checks issued by the Reorganized Debtors or the Litigation Trustee, as applicable, in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance thereof. Requests for re-issuance of any check shall be made to the Reorganized Debtors or the Litigation Trustee, as applicable, by the holder of the Allowed Claim to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before thirty (30) days after the expiration of the one hundred eighty (180) day period following the date of issuance of such check. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors or the Litigation Trust, as applicable, and any Claim in respect of such voided check shall be discharged and forever barred.

5.6

Minimum Distributions and Fractional Shares or Units. No payment of Cash less than $25 shall be made by the Reorganized Debtors or the Litigation Trustee, as applicable, to any holder of an Allowed Claim. No fractional shares of New HIIT Common Stock shall be distributed. For purposes of distribution, fractional shares of New HIIT Common Stock shall be rounded down to the next whole number or zero, as applicable; provided, however, that if a Person’s fractional shares are rounded down to zero, such Person shall receive one share of New HIIT Common Stock. If a Person holds more than one Allowed Claim in a particular Class, such Person’s Allowed Claims in such Class shall be aggregated for purposes of rounding down pursuant to this section. After all distributions under the Plan have been made, any New HIIT Common Stock that is undistributable as a result of the foregoing shall be retained by Reorganized HIIT as treasury stock.

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5.7

Setoffs. The Reorganized Debtors and/or the Litigation Trustee may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors, their Estates, the Reorganized Debtors or the Litigation Trust may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, their Estates, the Reorganized Debtors, the Litigation Trust and/or the Litigation Trustee, as applicable, of any such claim the Debtors, their Estates, the Reorganized Debtors or the Litigation Trust may have against the holder of such Claim.

5.8

Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur under the Plan shall occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

ARTICLE VI

MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

6.1

Limited Substantive Consolidation of the Debtors.

(a)

Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors and their respective Estates for voting, confirmation, and distribution purposes under the Plan. Solely for such purposes, on and after the Effective Date, (i) all assets and all liabilities of the Debtors and their Estates shall be deemed merged into Reorganized HIIT, (ii) all guaranties of any Debtor of the payment, performance, or collection of obligations of another Debtor shall be eliminated and cancelled, (iii) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation, and such guaranties shall be deemed a single Claim against the consolidated Debtors, (iv) all joint obligations of two or more Debtors and all multiple Claims against such entities on account of such joint obligations shall be treated and allowed only as a single Claim against the consolidated Debtors and shall be treated and allowed only as a single Claim against the consolidated Debtors, (v) all Claims between or among the Debtors shall be cancelled, and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.

(b)

The substantive consolidation effected pursuant to this section shall not affect (other than for purposes related to funding distributions under the Plan), (i) the legal and organizational structure of the Debtors, (ii) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (iii) distributions out of any insurance policies or proceeds of such policies.

6.2

Business Operations of the Reorganized Debtors.  The Reorganized Debtors shall operate independent from the Litigation Trust.  Except as set forth in the Plan, any assets or

McKool 1171978v2

liabilities of the Reorganized Debtors are not assets or liabilities of the Litigation Trust and assets or liabilities of the Litigation Trust are not assets or liabilities of the Reorganized Debtors.

6.3

The Litigation Trust.  This section and the Litigation Trust Agreement sets forth certain of the rights, duties, and obligations of the Litigation Trustee. In the event of any conflict between the terms of this section and the terms of the Litigation Trust Agreement, the terms of the Litigation Trust Agreement shall govern, except that the Litigation Trust Agreement may not vary the terms of the Mediated Settlement Agreement and the priority of payments to the Litigation Trust Beneficiaries as set forth under the Waterfall (Section 1.73 of the Plan).

(a)

Execution of Litigation Trust Agreement. On the Effective Date, the Litigation Trust Agreement, in a form acceptable to the Debtors, the Committee, the DIP Lenders, and the Litigation Trustee, shall be executed, and all other necessary steps shall be taken to establish the Litigation Trust, which shall be for the benefit of the holders of DIP Lender Claims, of the Allowed Mulliniks/Cox Priority Claims, and of Allowed General Unsecured Claims

(b)

Purpose of Litigation Trust. The Litigation Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, and shall be treated as “grantor trust” for federal and state income tax purposes.  Accordingly,  for all  purposes of the Tax Code, (i) the Debtors shall be treated as having distributed to the beneficiaries of the Trust such beneficiaries’ respective shares (as determined in accordance with the Plan) of the Litigation Trust Assets, (ii) such beneficiaries shall be treated as having received their respective shares of the such Litigation Trust Assets, (iii) such beneficiaries shall be treated as having contributed the respective shares of such Litigation Trust Assets so deemed to have been received them to the Litigation Trust, and (iv) such beneficiaries shall be treated as the grantors and deemed owners of the Litigation Trust. The Litigation Trustee shall, within a reasonable period of time after the Effective Date, make a good faith determination of the value of the Litigation Trust Assets, which valuation shall be made available to the Debtors, the Litigation Trustee, and the beneficiaries of the Litigation Trust.  The Debtors, the Litigation Trustee, and the Litigation Trust Beneficiaries shall use such valuation for all federal income tax purposes.

(c)

Litigation Trust Assets. The Litigation Trust shall consist of the Litigation Trust Assets. On the Effective Date, the Debtors shall transfer all of the Litigation Trust Assets to the Litigation Trust free and clear of all liens, claims, interests and encumbrances. Except as specifically set forth herein, Litigation Trust Beneficiaries, including, without limitation, holders of Allowed General Unsecured Claims and Allowed Mulliniks/Cox Priority Claims shall look solely to the Litigation Trust Assets for satisfaction of their Claims, and the Litigation Trust Assets shall be available for only Litigation Trust Beneficiaries.    For the avoidance of doubt, the Reorganized Debtors are not beneficiaries of the Litigation Trust and are not entitled to receive any distribution of Litigation Trust Assets.

(d)

The Litigation Trustee. The Litigation Trustee shall be selected by mutual agreement of the Committee and the DIP Lenders, and the identity of the Litigation Trustee and Litigation Trust Representatives shall be disclosed in the Plan Supplement.

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(e)

Role of the Litigation Trustee. Consistent with the purpose of the Litigation Trust, the Plan, and the Litigation Trust Agreement, the Litigation Trustee shall (i) subject to the limitations as set forth in the Litigation Trust Agreement, have the power and authority to hold, invest, borrow against, pledge and/or manage the Litigation Trust Assets, (ii) hold the Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries, (iii) have the power and authority to prosecute and resolve Causes of Action, in the name of the Debtors and as the representative of their respective Estates pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, (iv) have the power to object to, settle, compromise, withdraw or litigate to judgment any objections to Claims, (v) have the power and authority to distribute to the DIP Agent for the benefit of the DIP Lenders Litigation Trust Assets in an amount necessary to satisfy in full the balance of the Postpetition Obligations and the Initial Litigation Trust Administrative Cash in accordance with the Waterfall after distribution of the Distributable Cash to the DIP Agent for the benefit of the DIP Lenders, (vi) have the power and authority to distribute to the holders of Allowed Cox/Mulliniks Priority Claims, (vii) have the power and authority to distribute to other Litigation Trust Beneficiaries any remaining Litigation Trust Assets after payment of the Postpetition Obligations and Initial Litigation Trust Administrative Cash and the Initial Litigation Trust Administrative Cash in accordance with the Waterfall, (viii) have the power and authority to assert, prosecute, settle, and resolve, through judgment, settlement, or otherwise, any Causes of Action against Brent Mulliniks and Bill Cox, Jr. and to offset any settlement(s) or judgment(s) obtained against Brent Mulliniks and Bill Cox, Jr. against the Priority Claims of Brent Mulliniks and Bill Cox, Jr. under the Mediation Settlement Agreement, and (ix) have the power and authority to perform such other functions as are provided in the Plan and the Litigation Trust Agreement. The Litigation Trustee shall be responsible for all decisions and duties with respect to the Litigation Trust and the Litigation Trust Assets. In all circumstances, the Litigation Trustee shall act in the best interests of the Litigation Trust Beneficiaries and in furtherance of the purpose of the Litigation Trust.  No bond shall be required of the Litigation Trustee.

(f)

Establishment of Cash Reserves.  The Litigation Trustee shall consult with the Litigation Trust Representatives regarding the funding of the Litigation Trust Disputed Claims Reserve. In the event of a disagreement between the Litigation Trust Representatives regarding the funding of the Litigation Trust Disputed Claims Reserve, the Litigation Trustee shall have the deciding vote. The reserve for the Allowed Mulliniks/Cox Priority Claims shall be determined as set forth in section 4.3 and the Mediated Settlement Agreement.

(g)

Cash. The Litigation Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as would be permitted by section 345 of the Bankruptcy Code were the Litigation Trust a debtor under the Bankruptcy Code, or as otherwise permitted by an order of the Bankruptcy Court, which may include the Confirmation Order.

(h)

Costs and Expenses of the Litigation Trustee. The costs and expenses of the Litigation Trust, including the fees and expenses of the Litigation Trustee and its retained professionals, shall be paid out of the Litigation Trust Assets, subject to the provisions of the Litigation Trust Agreement.

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(i)

Compensation of the Litigation Trustee. The Litigation Trustee shall be entitled to reasonable compensation, subject to the provisions of the Litigation Trust Agreement, in an amount consistent with that of similar functionaries in similar types of bankruptcy cases. Such compensation shall be payable solely from the Litigation Trust Assets.

(j)

Distribution of Litigation Trust Assets. After payment in full of the Postpetition Obligations and the Initial Litigation Trust Administrative Cash in accordance with the Waterfall, the Litigation Trustee shall distribute Distributable Trust Cash to Litigation Trust Beneficiaries, in accordance with the Waterfall, on a periodic basis, and at least once per year, except such amounts (i) as have been reserved on account of Disputed Claims or are otherwise part of the Disputed Claims Reserve established by the Litigation Trustee, (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Litigation Trust Assets during their liquidation, (iii) as are necessary to pay reasonable incurred or anticipated expenses (including, but not limited to, any taxes imposed on or payable by the Litigation Trust), or (iv) as are necessary to satisfy other liabilities incurred or anticipated by the Litigation Trust in accordance with the Plan or the Litigation Trust Agreement; provided, however, that the Litigation Trustee shall not be required to make a distribution pursuant to the Plan if the aggregate amount of Distributable Cash (taking into account the above-listed exclusions) is such as would make the distribution impractical as reasonably determined by the Litigation Trustee; and provided further, however, that all distributions to Mr. Brent Mulliniks and Mr. Billy Cox, Jr. on account of their priority beneficial interests in the Litigation Trust shall be made as described in section 4.3 of this Plan and the Mediated Settlement Agreement.

(k)

Retention of Professionals by the Litigation Trustee. The Litigation Trustee may retain and reasonably compensate counsel and other professionals to assist in his duties as Litigation Trustee on such terms as he deems appropriate without Bankruptcy Court approval, but subject to the provisions of the Litigation Trust Agreement. All fees and expenses incurred in connection with the foregoing shall be payable solely from the Litigation Trust Assets and shall be subject to the provisions of the Litigation Trust Agreement.

(l)

Dissolution. The Litigation Trustee and the Litigation Trust shall be discharged or dissolved, as applicable, at such time as (i) all Litigation Trust Assets have been liquidated, and (ii) all distributions required to be made by the Litigation Trustee under the Plan and the Litigation Trust Agreement have been made; provided, however, that, the Litigation Trust shall be dissolved by no later than five (5) years after the Effective Date unless, prior to such date, the Bankruptcy Court, on motion of the Litigation Trustee or any Litigation Trust Beneficiary, approves an extension of such deadline for a fixed period of time.

(m)

Indemnification of the Litigation Trustee and Litigation Trust Representatives. The Litigation Trustee (and its agents and professionals), and the Litigation Trust Representatives, shall not be liable for actions taken or omitted in its or their capacity as, or on behalf of, the Litigation Trustee, Litigation Trust Representative or the Litigation Trust, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its or their capacity as, or on behalf of, the Litigation Trustee, Litigation Trust Representative or the Litigation Trust, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, or ultra vires acts.

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Any indemnification claim of the Litigation Trustee and the other parties entitled to indemnifications under this subsection shall be satisfied from the Litigation Trust Assets. The Litigation Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

(n)

Closing of Chapter 11 Cases. When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all of the Litigation Trust Assets have been distributed in accordance with the Plan, the Litigation Trustee shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

(o)

Cooperation from Reorganized Debtors. The Reorganized Debtors shall cooperate with the Litigation Trust and the Litigation Trustee and use commercially reasonable efforts to take or cause to be taken all appropriate actions and do or cause to be done all things necessary or appropriate to effectuate the transfer of the Litigation Trust Assets to the Litigation Trust. By way of enumeration and not of limitation, the Reorganized Debtors shall be obligated, to the extent practicable, to (i) provide the Litigation Trust with copies of insurance policies and settlement agreements included within or relating to the Litigation Trust Assets and (ii) execute further assignments or allow the Litigation Trust to pursue claims relating to the Litigation Trust Assets in its name, including by means of arbitration, alternative dispute resolution proceedings, or litigation, to the extent necessary or helpful to the efforts of the Litigation Trust to obtain insurance coverage under the Litigation Trust Assets.

(p)

Litigation Trust Tax Matters

(i)

The Litigation Trustee shall be responsible for filing all federal, state and local tax returns for the Litigation Trust.  The Litigation Trustee shall file all federal income tax returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4 unless otherwise required by applicable law.  The Litigation Trustee also will annually send to each beneficiary a separate statement regarding the receipts and expenditures of the Litigation Trust as relevant for U.S. federal income tax purposes and will instruct all such beneficiaries to use such information in preparing their U.S. federal income tax returns  or to forward the appropriate information to such beneficiaries or underlying beneficiaries with instructions to utilize such information in preparing their U.S. federal income tax returns.  The Litigation Trustee shall also file (or cause to be filed) any other statement, return, or a disclosure relating to the Litigation Trust that is required by any governmental entity.

(ii)

The Litigation Trust Assets (other than any assets allocated to the Disputed Claims Reserve) are treated, for U.S. federal income tax purposes, as having been transferred (subject to any obligations relating to those assets) directly to the Litigation Trust Beneficiaries in full or partial satisfaction of their Claims (with each holder receiving an undivided interest in such assets in accordance with their economic interest in such assets), followed by the transfer by the holders to the Litigation Trust in exchange for their respective beneficial interests in the Litigation Trust.

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(iii)

Allocations of the taxable income of the Litigation Trust among the beneficiaries shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all its assets (valued at their book value)  to the Litigation Trust beneficiaries adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Litigation Trust.  Similarly, taxable loss of the Litigation Trust shall be allocated by referenced to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for purposes of this paragraph shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(iv)

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or an adverse determination by the IRS upon audit if not contested by the Litigation Trustee), the Litigation Trustee shall (a) timely elect to treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation Section 1.468B-9, and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.  All parties (including the Litigation Trustee, the Debtors and the beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(v)

Interests in the Litigation Trust shall be non-transferable and any such transfer shall be disregarded by the Litigation Trustee except with respect to a transfer by will or under the laws of descent and distribution; provided however that such transfer shall not be effective unless and until the Litigation Trustee receives written notice of such transfer.

(vi)

The Litigation Trustee shall be further authorized to (i) administer and pay any domestic or foreign taxes imposed on the Litigation Trust or its assets (including the Disputed Claims Reserve) and (ii) file domestic and foreign tax returns for the Litigation Trust and the Disputed Claims Reserve.  In the event, and to the extent, any Cash retained on account of Disputed Claims in the Disputed Claims Reserve is insufficient to pay the portion of any taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (a) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (b) to the extent such Disputed Claims have been subsequently resolved, deducted from any amounts otherwise distributable by the Litigation Trustee as a result of the resolution of such Disputed Claims.

6.4

Securities Law Matters.

(a)

Issuance of New Stock.  On the Effective Date, Reorganized HIIT shall (i) issue to the Litigation Trustee warrants for 50,000 shares equal to a non-dilutable five percent (5%) of New HIIT Common Stock, which shares shall be distributable to the holders of Allowed Claims in Class 4 in accordance with the terms of Section 4.5 of the Plan; and (ii) issue 950,000 shares of convertible participating and voting preferred stock with a dividend that will be specified in

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the Plan Supplement, convertible into ninety-five percent (95%) of the New HIIT Common Stock (the “New HIIT Preferred Convertible Stock”), which shares shall be distributed to the DIP Agent for the benefit of the DIP Lenders in accordance with the terms of section 2.4(b) of this Plan.  While the warrants for 5% are non-dilutable, the shares, after issuance, are subject to dilution as stock commonly is.

In reliance upon section 1145(a) of the Bankruptcy Code, the offer and/or issuance of the New HIIT Common Stock and New HIIT Preferred Convertible Stock by Reorganized HIIT is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and any equivalent securities law provisions under state law. The exemption from Securities Act registration provided by section 1145(a) of the Bankruptcy Code (as well as any equivalent securities law provisions under state law) also is available for the offer and/or issuance of beneficial interests in the Litigation Trust in accordance with the Plan.

(b)

Consent to Administrative Proceeding Under Section 12(j) of the Exchange Act to Revoke HII Technologies, Inc.'s  Registration and Preservation of SEC Powers.  On the Effective Date (or as soon as practicable thereafter), HII Technologies, Inc. shall consent to an administrative proceeding brought by the SEC under Section 12(j) of the Securities Exchange Act of 1934 (the "Exchange Act") to revoke its section 12 registration.  Upon entry of this order of the SEC, HII Technologies, Inc. will have no further obligation to file reports with the SEC, including past due reports and there will be no further trading in the common stock of HII Technologies, Inc.   Notwithstanding any provision herein to the contrary, nothing in the Confirmation Order or Plan, including Section 12.5 of the Plan, shall discharge or release any nondebtor person or entity from any claim, right, or cause of action held or assertable by the U.S. Securities and Exchange Commission, or otherwise impair, preclude or enjoin the SEC from commencing or continuing any investigation or taking any action against any person or entity in a nonbankruptcy forum.

(c)

Cancellation of Existing Securities and Agreements. Except for purposes of evidencing a right to distributions under the Plan of the Litigation Trust Agreement, on the Effective Date all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all Indentures and bonds, debentures, and notes issued thereunder evidencing such Claims, all Note Claims, and any options or warrants to purchase Equity Interests, or obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled and discharged. The Plan and Confirmation Order will extinguish all issued and outstanding shares of stock and other Equity Interests of Debtor HII Technologies, Inc.

6.5

Equity Interest in HIIT Subsidiaries Held by the Debtors. On the Effective Date, each respective Equity Interest of HII Technologies, Inc. in Debtors Apache Energy Services, LLC, Aqua Handling of Texas, LLC, Sage Power Solutions, Inc., and Hamilton Investment Group Inc. shall be unaffected by the Plan, in which case Reorganized HIIT shall continue to hold such Equity Interests.

6.6

Board of Directors/Officers of the Debtors  Upon entry of the Confirmation Order, in accordance with 1129(a)(5) of Bankruptcy Code and Section 303 of the Delaware Code, the board of directors of HII Technologies, Inc. shall consist solely of Loretta Cross.   In

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addition, in accordance with Section 1129(a)(5) of the Bankruptcy Code, Loretta Cross will also serve as the sole officer of HII Technologies, Inc. and the other Debtors, as its Chief Executive Officer.  Each of the Sage Power Solutions, Inc. and Hamilton Investment Group, Inc. will appoint Ms. Cross as their sole director upon entry of the Confirmation Order.

6.7

Corporate Action. Upon the Effective Date, the Debtors shall perform each of the actions and effect each of the transfers required by the terms of the Plan, in the time period allocated therefor, and all matters provided for under the Plan that would otherwise require approval of the stockholders, partners, members, directors, or comparable governing bodies of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law (or other applicable governing law) of the states in which the Debtors are incorporated or organized, without any requirement of further action by the stockholders, members, or directors (or other governing body) of the Debtors.

6.8

Effectuating Documents and Further Transactions. Each of the officers of each of the Debtors is authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

ARTICLE VII

PROCEDURES FOR DISPUTED CLAIMS

7.1

Objections to Claims and Resolution of Disputed Claims.

(a)

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, on and after the Effective Date, the Reorganized Debtors, the DIP Lenders, the Litigation Trustee, and the United States Trustee shall have the right to the exclusion of all others to object to Administrative Expenses, Compensation and Reimbursement Claims, Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims, but not the Class 2a Mulliniks/Cox Claims Allowed under Section 4.3 of this Plan and the Mediated Settlement Agreement.

(b)

On and after the Effective Date, the Litigation Trustee shall have the exclusive right to object, and/or continue prosecution of objections to Convenience Claims, General Unsecured Claims and Subordinated Claims, but not the Class 2a Mulliniks/Cox Priority Claims Allowed under section 4.3 of this Plan and the Mediated Settlement Agreement.

(c)

The Reorganized Debtors, Debtors, or the Litigation Trustee, as applicable, shall file with the Bankruptcy Court and serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred eighty (180) days after the Effective Date. The Bankruptcy Court shall have the authority on request of the Reorganized Debtors or the Litigation Trustee, as applicable, to extend the foregoing dates ex parte. On and after the Effective Date, the Reorganized Debtors or the Litigation Trustee shall have the power and authority to prosecute objections to Disputed Claims. All objections shall be litigated to a Final Order except to the extent the Reorganized Debtors or the Litigation Trustee, as applicable, elects to withdraw any such objection or the Reorganized Debtors or the Litigation Trustee, as applicable, and the holder of such Disputed Claim elect to compromise, settle, or otherwise resolve any such objection, in which event they may compromise, settle, or otherwise resolve any Disputed Claim without approval of the Bankruptcy Court.

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7.2

No Distribution Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder to the holder thereof shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, with respect to General Unsecured Claims, the Litigation Trustee shall withhold from the property to be distributed to holders of beneficial interests in the Litigation Trust the portion of such property allocable to such Disputed General Unsecured Claims.  To the extent any Disputed General Unsecured Claim is Disallowed, the Litigation Trust Assets reserved on account thereof shall be distributed to the holders of Allowed General Unsecured Claims in accordance with section 4.5 of the Plan based upon their recalculated Pro Rata Share thereof.

7.3

Estimation.

The Reorganized Debtors or the Litigation Trustee, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors, Reorganized Debtors, the Litigation Trustee, or any other party in interest previously objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.

In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors or the Litigation Trustee, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

All the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. On and after the Confirmation Date, Claims that have been estimated may be compromised, settled, withdrawn, or otherwise resolved subsequently (i) without further order of the Bankruptcy Court with the consent of the DIP Lenders, or (ii) with approval of the Bankruptcy Court by Final Order.

7.4

Allowance of Disputed Claim.

(a)

On the Effective Date, or as soon as reasonably possible thereafter, Reorganized HIIT and the Litigation Trustee shall establish respective Disputed Claims Reserves for the payment of subsequently Allowed Disputed Claims.

(b)

If, on or after the Effective Date, any Disputed Claim becomes, in whole or in part, an Allowed Claim, the Reorganized Debtors or the Litigation Trustee, shall, on the next applicable distribution date following when the Disputed Claim becomes an Allowed Claim, distribute to the holder thereof the distributions, if any, that such holder would have received had its Claim been Allowed on the Effective Date, except as otherwise provided herein.

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ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1

Executory Contracts and Unexpired Leases. The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Confirmation Date, all prepetition executory contracts and unexpired leases to which any of the Debtors are a party, except for executory contracts or unexpired leases that (a) have been specifically assumed or rejected pursuant to Final Order of the Bankruptcy Court, or (b) are listed on Schedule 8 to this Plan.  On the Confirmation Date, Reorganized HIIT will be deemed to have assumed the prepetition executory contracts and unexpired leases listed on Schedule 8, without further motion or order of the Bankruptcy Court.  Reorganized HIIT will pay the cure amounts set forth on Schedule 8.

8.2

Approval of Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected as of the Effective Date pursuant to the Plan.

8.3

Rejection Claims. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Litigation Trust, the Litigation Trustee, or any property to be distributed under the Plan or the Litigation Trust, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtors and the Litigation Trustee on or before the date that is thirty (30) days after the Effective Date.

ARTICLE IX

EFFECTIVENESS OF THE PLAN

9.1

Condition Precedent to Confirmation of Plan. The following is a condition precedent to the confirmation of the Plan:

(a)

The Bankruptcy Court shall have entered a Final Order approving the Mediated Settlement Agreement;

(b)

The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors and the DIP Lenders; and

(c)

The Bankruptcy Court shall have entered the Confirmation Order by no later than April 30, 2016, unless and except to the extent waived by the DIP Lenders in writing.

9.2

Conditions Precedent to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the subsections below:

(a)

The Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect;

McKool 1171978v2

(b)

The Confirmation Order shall have become a Final Order by no later than May 15, 2016, unless and except to the extent waived by the DIP Lenders in writing;

(c)

The Litigation Trust Agreement shall have been executed;

(d)

The Litigation Trust Assets shall have been transferred to the Litigation Trust;

(e)

The Debtors shall have sufficient Cash on hand to: (i) pay all Allowed Administrative Expenses (excluding the DIP Lender Claims), Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and, if applicable, Allowed Secured Claims, (ii) reserve for the payment of Disputed Administrative Expenses, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, and, if applicable, Disputed Secured Claims if all such Claims are subsequently Allowed, and (iii) fund the amount of the Initial Litigation Trust Administrative Cash; and

(f)

The Distributable Cash on the Effective Date shall equal at least $1.00, unless and except to the extent waived by the DIP Lenders in writing.

9.3

Satisfaction and Waiver of Conditions. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors decide that any of the conditions precedent set forth above cannot be satisfied and the occurrence of such conditions is not waived or cannot be waived, then the Debtors, after written notice to and consultation with the DIP Lenders, shall file a notice of the failure of the Effective Date with the Bankruptcy Court.

9.4

Effect of Nonoccurrence of Conditions to Consummation. If each of the conditions to the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is one hundred eighty (180) days after the Confirmation Date, or such later date as shall be agreed by the Debtors, the Committee, and the DIP Lenders, the Confirmation Order may be vacated by the Bankruptcy Court. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall constitute a waiver or release of any Claims against any of the Debtors.

ARTICLE X

EFFECT OF CONFIRMATION

10.1

Vesting of Assets. As of the Effective Date, the property of the Debtors’ Estates shall vest in the Reorganized Debtors and, in accordance with the Plan and subject to the exceptions contained therein, the Litigation Trust Assets shall be transferred to the Litigation Trust. From and after the Effective Date, the Litigation Trustee may dispose of the Litigation Trust Assets free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Litigation Trust Agreement. As of the Effective Date, all assets of the Reorganized Debtors and the Litigation Trust shall be free and clear of all Liens, Claims and encumbrances, except as provided in the Plan or the Confirmation Order.

McKool 1171978v2

10.2

Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

10.3

Term of Injunctions or Stays. Unless otherwise expressly provided herein, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall terminate on the Effective Date.

10.4

Injunction. On and after the Effective Date, all Persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively, or otherwise) on account of or respecting any claim, debt, right, or cause of action of the Debtors or the Estates for which the Reorganized Debtors or the Litigation Trustee retains sole and exclusive authority to pursue in accordance with the Plan.

10.5

Injunction Against Interference with Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.6

Preservation of Insurance Claims.  Nothing in the Plan or the Confirmation Order will impair any rights that a Person might otherwise have to assert a claim for insurance proceeds regarding any property owned by, or now or previously in the possession of, the Debtors.  This includes property that is, or is claimed to be, collateral of the DIP Lenders or any other secured party.  Likewise, nothing in the Plan or Confirmation order will adversely affect the DIP Lender’s rights to insurance proceeds or liens thereon.

ARTICLE XI

RETENTION OF JURISDICTION

11.1

Jurisdiction of Bankruptcy Court. The Bankruptcy Court shall retain jurisdiction of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan, including, without limitation, pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes;

(a)

To hear and determine motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance or disallowance of Claims resulting therefrom;

(b)

To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date, including, without limitation, any proceeding with respect to a cause of action or Avoidance Action;

McKool 1171978v2

(c)

To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)

To consider Claims or the allowance, disallowance, classification, priority, compromise, estimation, or payment of any Claim;

(e)

To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)

To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)

To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purpose and effects thereof;

(h)

To hear and determine all applications under sections 330 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(i)

To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the Litigation Trust Agreement, or any transactions or payments contemplated hereby;

(j)

To hear and determine any Causes of Action, adversary proceeding, application, contested matter, and other litigated matter asserted, prosecuted, or resolved by the Litigation Trustee, through judgment, settlement, or otherwise, against Brent Mulliniks and Billy Cox, Jr.;

(k)

To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Mediated Settlement Agreement;

(l)

To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(m)

To recover all assets of the Debtors, property of the Debtors’ Estates, and the Litigation Trust Assets, wherever located;

(n)

To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(o)

To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, matters with respect to any taxes payable by a trust or reserve established in furtherance of the Plan);

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(p)

To enforce all orders previously entered by the Bankruptcy Court;

(q)

To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

(r)

To enter a final decree closing the Chapter 11 Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1

Dissolution of the Committee. On the Effective Date, the Committee shall dissolve; provided, however, that, following the Effective Date, the Committee shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, and (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which the Committee is a party. Upon the dissolution of the Committee, the then-existing members of the Committee, solely in their capacity as Committee members, and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with their service on the Committee in these Debtors’ Chapter 11 Cases, and the retention or employment of the Committee’s attorneys, accountants, and other agents shall terminate.

12.2

Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3

Effectuating Documents and Further Transactions. An officer of each of the Debtors is authorized and directed to execute, deliver, file, or record such contracts, instruments. Releases, indentures, and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

12.4

Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan (including transfers of assets to and by the Litigation Trust) shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use, or other similar tax.

12.5

Exculpation. Neither the Debtors, the directors of HIIT that were directors during the Bankruptcy Case (with the exception of Brent Mulliniks), the Litigation Trustee, the Committee, the then-existing members of the Committee as of the Effective Date (solely in their capacity as members of the Committee), the DIP Lenders, nor any of their respective

McKool 1171978v2

professionals, representatives, or agents, shall have liability to any holder of a Claim or Equity Interest for any act or omission in connection with the Chapter 11 Cases, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.  In all respects, the Debtors, the directors of HIIT that were directors during the Bankruptcy Case (with the exception of Brent Mulliniks), the Litigation Trustee, the Committee, the then-existing members of the Committee as of the Effective Date (solely in their capacity as members of the Committee) are released from such Causes of Action unless explicitly disclosed and preserved in Section 21.12 of the Disclosure Statement.

Notwithstanding the foregoing, the Committee will have until April 1, 2016 to notify the Debtors (with a copy to the DIP Lenders) of any Causes of Action that the Committee believes that the Estates may hold against any director of HIIT. Any Cause of Action described in this notice will not be released, and such director will not be exculpated from such Cause of Action, under this section.

12.6

Payment of Statutory Fees. On the Effective Date, the Reorganized Debtors, and thereafter as may be required, the Litigation Trustee, shall (i) pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code and (ii) be responsible for the filing of post confirmation quarterly operating reports with the Bankruptcy Court.

12.7

Modification of Plan. With the prior written consent of the Committee and the DIP Lenders, the Plan may be amended, modified, or supplemented by the Debtors or Reorganized Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of the DIP Lenders, holders of Claims or Equity Interests under the Plan, the Debtors (and as of the Effective Date, the Litigation Trustee) may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

12.8

Revocation or Withdrawal of Plan. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors. Notwithstanding the foregoing, no such amendment can alter the terms of the compromise and settlement among Brent Mulliniks, Billy Cox, Jr., the Ad Hoc Committee of Unsecured Creditors of Apache Energy Services, the Debtors, the DIP Lenders, and the Committee, as memorialized in the Mediated Settlement Agreement.

12.9

Court of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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12.10

Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.11

Governing Law. Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, or to the extent an Exhibit to the Plan or an Exhibit or schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

12.12

Exhibits. The Exhibits to the Plan and the Plan Supplement are incorporated into and as part of the Plan as if set forth herein.

12.13

Successors and Assigns. All the rights, benefits, and obligations of any person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such person.

12.14

Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.15

Notices. To be effective, all notices, requests, and demands to or upon the Debtors, the Reorganized Debtors, the Committee, or the Litigation Trustee shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Hugh M. Ray, III

McKool Smith, P.C.

600 Travis, Suite 7000

Houston, Texas 77002

USA

If to the Reorganized Debtors:

McKool 1171978v2

Mark Joachim

Arent Fox LLP

1717 K Street NW

Washington, DC 20006

USA

AND

Hugh M. Ray, III

McKool Smith, P.C.

600 Travis, Suite 7000

Houston, Texas 77002

USA

If to the Committee:

Elizabeth Guffy

Locke Lord, LLP

600 Travis, Suite 2800

Houston, Texas, 77002

USA

If to the Litigation Trustee:

[Insert]

ARTICLE XIII

EXCULPATION OF CERTAIN PARTIES WHO

ACTED DURING THE BANKRUPTCY CASE

13.1

Discharge/Release of Debtors, DIP Lenders and Estate Representatives.

The Reorganized Debtor and Litigation Trust shall have no liability for the Claims against any of the Debtors.

No Holder of a Claim or Interest or other party in interest shall have any Claim against (a) the Debtors; (b) the DIP Lenders and their professionals, representatives, or agents; (c) the Committee; (d) the professionals retained by Court Order in the Bankruptcy Case; and/or (e) with the exception of Brent Mulliniks, any directors of HIIT that were directors during the Bankruptcy Case for any act or omission in connection with, related to or arising out of 1) the Bankruptcy Case, 2) the decision to file bankruptcy, 3) the DIP Order, 4) the Prepetition Secured Claims, 4) the pursuit of confirmation of the Plan, 5) the consummation of the Plan, or 6) the administration of the Plan or the Chapter 11 Cases. Notwithstanding the foregoing and for purposes of clarity, this release will not release any director of HIIT for Avoidance Actions or other Causes of Action to the extent explicitly described in Section 21.12 of the Disclosure Statement.

McKool 1171978v2

In all instances, the Debtors’ directors (with the exception of Brent Mulliniks) have been entitled to reasonably rely on the advice of counsel retained with Bankruptcy Court approval with respect to their responsibilities relating to the Bankruptcy Case, Prepetition Secured Debt, DIP Loan, and/or Plan.

Notwithstanding the foregoing, the Committee will have until April 1, 2016 to notify the Debtors (with a copy to the DIP Lenders) of any Causes of Action that the Committee believes that the Estates may hold against any director of HIIT.  Any Cause of Action described in this notice will not be released, and such director will not be exculpated from such Claim or cause of action under this section.

13.2

Limitation of Releases as to Disclosed Litigation Targets

Notwithstanding anything in the Plan to the contrary, but subject in all respects to the Mediated Settlement Agreement, the exculpations and releases herein shall not apply to Brent Mulliniks, Billy Cox, Calen Baucom, William Mark Hamilton, Craig Hamilton, Sharon Hamilton, the entities they control or those in active concert with them, the auditors for the Debtors pre-petition, or any entity holding funds for the benefit of the Debtors. The Debtors and their Estates reserve all Causes of Action against such individuals and entities, including, without limitation, Causes of Action for breach of duty, negligence, malpractice, negligent misrepresentation, fraudulent transfer, claims against officers and directors not released in section 13.1, Avoidance Actions and any other claim or cause of action of any nature, whatsoever, whether at law or in equity; and from and after the Effective Date, the Litigation Trustee, as the representative of the Debtors and their Estates pursuant to section 1123(b)(3) of the Bankruptcy Code, shall have standing and the authority to pursue such Causes of Action and other claims and causes of action.

13.3

Sole Venue for Disputes.

The Confirmation Order will provide that the United States Bankruptcy Court for the Southern District of Texas shall retain jurisdiction over any suit brought on any alleged claim or cause of action related to the Chapter 11 Cases that exists as of the Effective Date, including suit against any of the following parties: (i) the Debtor; (ii) members of the Debtor’s Board of Directors in their representative capacity; (iii) any of the DIP Lenders; (iv) the Professionals retained in the Bankruptcy Case; and (v) any of such parties’ agents, successors and assigns. Any Person wishing to bring such a suit shall do so in the United States Bankruptcy Court for the Southern District of Texas (or, if necessary for the constitutional exercise of jurisdiction, the United States District Court for the Southern District of Texas, if said court has jurisdiction). Any disputes over insurance proceeds relating to Collateral or assets held by the Debtors will be determined by the Bankruptcy Court alone.

ARTICLE XIV

DEBTORS DISCHARGED

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14.1

Injunction Enjoining Claimholders and Interestholders against Debtors.

Except as otherwise expressly provided elsewhere in the Plan, after the Effective Date, all Persons who have been, are, or may be holders of Claims against, or Equity Interests in, the Debtors arising before the Effective Date shall be enjoined from taking any of the following actions against or affecting the Debtors, their Estates, the Reorganized Debtors, the Litigation Trust, or the Litigation Trustee regarding such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

(a)

commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtors or the Estates, which shall be deemed to be withdrawn or dismissed with prejudice, regarding any claim, debt, liability, or other cause of action;

(b)

enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree, or order against the Litigation Trust, Reorganized Debtors, Debtors or their Estates;

(c)

creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Litigation Trust, Reorganized Debtors, Debtors or their Estates;

(d)

asserting any right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due the Debtors; and

(e)

proceeding in any manner and in any place whatsoever that does not conform to or comply with the provisions of the Plan.

Respectfully submitted,

MCKOOL SMITH P.C.

By:  ___/s/ Hugh M. Ray, III_____________________

HUGH M. RAY, III

Texas Bar No. 24004246 CHRISTOPHER D. JOHNSON

Texas Bar No. 24012913

BENJAMIN HUGON

Texas Bar No. 24078702

600 Travis, Suite 7000

Houston, Texas 77002

Telephone: (713) 485-7300

Facsimile: (713) 485-7344

Counsel for the Debtors

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Schedule 8 – Executory Contract Assumption

Ergos

MSA and Cloud service contract beginning 12/23/2014 for two years.

Cure amount is $6,992.29

McKool 1171978v2